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                                                                      EXHIBIT 21

                  H.J. HEINZ FINANCE COMPANY AND SUBSIDIARIES
                         SUBSIDIARIES OF THE REGISTRANT

     Following are the subsidiaries of H.J. Heinz Finance Company (the "Company"), other than those which if considered in the aggregate as a single subsidiary would not constitute a significant subsidiary, and the state or country in which each subsidiary was incorporated or organized. The accounts of each of the listed subsidiaries are a part of the Company's consolidated and combined financial statements.

                         SUBSIDIARY                           STATE OR COUNTRY
                         ----------                           ----------------
H.J. Heinz Company, L.P. ...................................      Delaware